PRESS RELEASE

Contacts:

Joseph Jones (Media)	Richard Veldran (Investors/Analysts)
jonesjo@dnb.com	veldranr@dnb.com
973.921.5732	973.921.5863

D&B Acquires First Research, the Leading Internet

Provider of Editorial-Based Industry Insight

* Enhances Hoover’s offering with deeper industry-specific content

* Confirms no impact on D&B’s 2007 financial guidance

Short Hills, NJ – March 20, 2007 – D&B (NYSE:DNB) today announced that it has acquired First Research for $22.5 million, with an earn-out potential of up to $4 million based on financial performance. The acquisition is being funded with cash on hand.

First Research, based in Raleigh, North Carolina, is the leading Internet provider of editorial-based industry insight, specifically tailored toward sales professionals. Through this acquisition, D&B is able to enhance its Hoover’s offering with deeper industry-specific content, providing sales professionals with higher quality data and more comprehensive insight.

“Our acquisition of First Research is another step in executing against our strategic growth plan for the future,” said Steve Alesio, D&B’s chairman and CEO. “The acquisition supports our Internet strategy of growing Hoover’s by better meeting the need for commercial insight among sales professionals. In addition, it supports our commitment to delivering profitable revenue growth over time.”

First Research generated 2006 revenue of $6.5 million, which represented 29% growth over the prior year. Due to purchase accounting rules, and specifically the treatment of deferred revenue, D&B does not expect the First Research acquisition to have a material impact on its 2007 revenue performance. First Research is expected to be $0.04 dilutive to earnings in 2007, neutral to earnings in 2008, and accretive in 2009. D&B confirmed that the acquisition will not have an impact on its 2007 financial guidance.

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PRESS RELEASE

About D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight, enabling companies to Decide with Confidence® for 165 years. D&B’s global commercial database contains more than 110 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which transforms the enormous amount of data D&B collects daily into decision-ready insight. Through the D&B Worldwide Network – an unrivaled alliance of D&B and leading business information providers around the world – customers gain access to the world’s largest and highest quality global commercial business information database.

D&B’s customers are many of the world’s largest and most successful enterprises as well as mid-size companies and entrepreneurial start-ups. Customers use D&B Risk Management SolutionsTM to mitigate credit risk, increase cash flow and drive increased profitability; D&B Sales & Marketing SolutionsTM to increase revenue from new and existing customers; D&B E-Business SolutionsTM to convert prospects into clients faster by enabling business professionals to research companies, executives and industries; and D&B Supply Management SolutionsTM to generate ongoing savings through supplier consolidation, and to protect their businesses from supply chain disruption and serious financial, operational and regulatory risk. For more information, please visit www.dnb.com.

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Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

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D&B relies significantly on third parties to support critical components of its business model in a continuous and high-quality manner, including third-party data providers, strategic partners in its Worldwide Network, and outsourcing partners.

•	Demand for D&B’s products is subject to intense competition, changes in customer preferences and, to a lesser extent, economic conditions which impact customer behavior.

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The profitability of D&B’s International segment depends on its ability to identify and execute on various initiatives, such as the implementation of subscription plan pricing and successfully managing its Worldwide Network, and to identify and contend with various challenges present in foreign markets, such as local competition and the availability of public records at no cost.

•	D&B’s ability to renew large contracts, the related revenue recognition and the timing thereof may impact its results of operations from period to period.

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D&B’s results are subject to the effects of foreign economies, exchange rate fluctuations, legislative or regulatory requirements, such as the adoption of new or changes in accounting policies and practices, including pronouncements by the Financial Accounting Standards Board or other standard-setting bodies, and the implementation or modification of fees or taxes that we must pay to acquire, use, and/or redistribute data. In particular, D&B’s results have been, and may continue to be, significantly impacted by legislative changes affecting the fees charged by the Italian government to acquire and/or re-use data.

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D&B’s solutions and brand image are dependent upon the integrity of its global database and the continued availability thereof through the Internet and by other means, as well as our ability to protect key assets, such as data center capacity.

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D&B is involved in various tax matters and legal proceedings, the outcomes of which are unknown and uncertain with respect to the impact on D&B’s cash flow and profitability. See the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and notes to the financial statements included therewith, for a more detailed description of these matters.

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D&B’s ability to successfully implement its Blueprint for Growth Strategy requires that it successfully reduce its expense base through its Financial Flexibility initiatives, and reallocate certain of the expense base reductions into initiatives that produce desired revenue growth.

•	D&B’s future success requires that it attract and retain qualified personnel in regions throughout the world.

•	D&B’s ability to repurchase shares is subject to market conditions, including trading volume in its stock, and its ability to repurchase securities in accordance with applicable securities laws.

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D&B’s ability to acquire and successfully integrate other complementary businesses, products and technologies into its existing business, without significant disruption to its existing business or to its financial results.

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D&B’s projection for free cash flow in 2007 is dependent upon its ability to generate revenue, its collection processes, customer payment patterns, the timing and volume of stock option exercises, the amount and timing of payments related to the tax and other matters and legal proceedings in which it is involved, as referenced above and as more fully described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and notes to the financial statements included therewith.

For a more detailed discussion of the trends, risks and uncertainties that may affect D&B’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent filings with the SEC, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available on its Web site at www.dnb.com and on the SEC’s web site at www.sec.gov. D&B cautions that the foregoing list of important factors is not complete and does not undertake any obligation to update any forward-looking statements.

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